Exhibit 12.1

SunTrust Banks, Inc. Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31
(Dollars in millions)	2013		2012		2011		2010		2009
Ratio 1 - including deposit interest
Earnings:
Income/(loss) before income taxes	$1,617		$2,731		$726		$4		($2,462)
Fixed charges	626		849		1,189		1,562		2,315
Total	$2,243		$3,580		$1,915		$1,566		($147)
Fixed charges:
Interest on deposits	$291		$429		$624		$860		$1,440
Interest on funds purchased and securities sold under agreements to repurchase	4		4		5		6		8
Interest on other short-term borrowings	13		18		12		13		15
Interest on trading liabilities	17		15		26		30		20
Interest on long-term debt	210		299		449		580		761
Portion of rents representative of the interest factor (1/3) of rental expense	91		84		73		73		71
Total fixed charges	626		849		1,189		1,562		2,315
Preferred stock dividend requirements	45		17		165		274		280
Fixed charges and preferred stock dividends	$671		$866		$1,354		$1,836		$2,595
Ratio of earnings to fixed charges	3.58	x	4.22	x	1.61	x	1.00	x	NM
Ratio of earnings to fixed charges and preferred stock dividends	3.34	x	4.13	x	1.41	x	0.85	x	NM
Ratio 2 - excluding deposit interest
Earnings:
Income/(loss) before income taxes	$1,617		$2,731		$726		$4		($2,462)
Fixed charges	335		420		565		702		875
Total	$1,952		$3,151		$1,291		$706		($1,587)
Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$4		$4		$5		$6		$8
Interest on other short-term borrowings	13		18		12		13		15
Interest on trading liabilities	17		15		26		30		20
Interest on long-term debt	210		299		449		580		761
Portion of rents representative of the interest factor (1/3) of rental expense	91		84		73		73		71
Total fixed charges	335		420		565		702		875
Preferred stock dividend requirements	45		17		165		274		280
Fixed charges and preferred stock dividends	$380		$437		$730		$976		$1,155
Ratio of earnings to fixed charges	5.83	x	7.50	x	2.28	x	1.01	x	NM
Ratio of earnings to fixed charges and preferred stock dividends	5.14	x	7.21	x	1.77	x	0.72	x	NM
NM - not meaningful. For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion. Earnings included a $751 million non-cash goodwill impairment charge in 2009 as well as an elevated provision for credit losses.